SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2002

Enstar Income/Growth Program Five-B, L.P.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation or Organization)

000-16789	58-1713008
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. Other Events.

Enstar Income/Growth Program Five-B, L.P. (the "Partnership") has entered into two asset purchase agreements, together with its affiliate, Enstar Income/Growth Program Five-A, L.P. ("Enstar Five-A") providing for the sale of certain assets and liabilities of the Joint Venture, Enstar Cable of Cumberland Valley, of which the Partnership and Enstar Five-A are equal partners. The first asset purchase agreement, executed September 30, 2002, provides for the sale of cable systems in and around Monticello, Kentucky to Access Cable Television, Inc. The second asset purchase agreement, executed October 8, 2002, provides for the sale of cable systems in and around Russell Springs, Kentucky to Cumberland Cellular, Inc. The total sale price of the two transactions is approximately $10,345,600. The sale is subject to approval by a majority of the holders of the Partnership's and Enstar Five-A's outstanding units and certain closing conditions, including regulatory approvals.

The Joint Venture's Pomme de Terre, Missouri headend was not included in either of the asset purchase agreements discussed above and will continue to be owned by the Joint Venture and operated by Enstar Communications Corporation (the "Corporate General Partner") indefinitely for the foreseeable future. The Corporate General Partner can give no assurance of when, or if, the Pomme de Terre headend will ever be sold.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR INCOME/GROWTH PROGRAM FIVE-B, L.P.

By: ENSTAR COMMUNICATIONS CORPORATION
Corporate General Partner

Dated: October 8, 2002

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Senior Vice President and
Corporate Controller (Principal Financial Officer
and Principal Accounting Officer)